NU SKIN ENTERPRISES

FOR IMMEDIATE RELEASE

CONTACTS:
Nu Skin Enterprises
Charles Allen (investors)
(801) 345-6110
Larry Macfarlane (media)
(801) 345-2112

NU SKIN ENTERPRISES REPORTS SECOND QUARTER 2002 RESULTS

PROVO, Utah — July 17, 2002 — Nu Skin Enterprises, Inc. (NYSE: NUS) today reported double digit revenue and earnings growth, improved operating margin and a significantly increased cash position for the second quarter ended June 30, 2002.

Financial Results

        For the quarter ended June 30, 2002, Nu Skin Enterprises’ revenue increased to $244.9 million, up 12 percent from $218.6 million in the second quarter of 2001. Net income increased 55 percent to $18.0 million, with earnings per share of $0.22, compared to net income of $11.6 million and earnings per share of $0.14 for the same period in 2001. In constant currency, revenue and earnings increased 13 and 73 percent, respectively, during the second quarter compared to the second quarter of 2001.

        For the six months ended June 30, 2002, revenue increased to $461.0 million compared to $428.9 million for the first six months of 2001. Net income and earnings per share grew to $30.9 million and $0.37, respectively, compared to net income of $24.2 million and earnings per share of $0.29 for the same period in 2001. In constant currency, revenue was up 11 percent and net income was up 45 percent for the first half of the year compared to the first half of 2001.

        For both the second quarter and the six-month period in 2002, financial results included the positive impact of the reduction in amortization due to the implementation of SFAS 142 effective January 1, 2002. Assuming no amortization of goodwill in the prior year, net income for the second quarter and first six months of 2001 would have been $13.3 million and $27.7 million, respectively.

         "Our revenue growth reflects successful product launches in several markets, the appeal of

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Nu Skin Enterprises
July 17, 2002

our Internet initiatives in Asia, the opening of Malaysia in November, and global distributor enthusiasm for current and upcoming business initiatives, including our planned expansion of operations in China,” said Steven J. Lund, president and chief executive officer. “We are also pleased with our efforts to operate more efficiently, which has allowed us to improve our operating margin and accelerate our earnings growth.”

Regional Results

North Asia. Revenue increased 12 percent to $154.2 million during the second quarter in North Asia as compared to the same period in 2001. In constant currency, revenue in the region was up 15 percent for the quarter over the prior year. Local currency revenue in Japan was up 12 percent, and the number of executive level distributors also increased 12 percent on a year-over-year basis. In addition, the company posted its 13th consecutive quarter of double-digit revenue gains in South Korea with local currency revenue up 63 percent during the second quarter over the prior year. Similarly, the number of executive distributors in South Korea increased 59 percent during the quarter over the prior year.

Southeast Asia. Revenue increased 34 percent in both reported and constant currency during the second quarter to $49.0 million in Southeast Asia. While revenue increased throughout the region, the company generated $8.2 million of additional revenue in Singapore and Malaysia over the prior year when the company operated only in Singapore. In addition, local currency revenue in Taiwan increased 10 percent on a year-over-year basis.

North America. Revenue in North America declined 11 percent during the quarter to $34.6 million. This decline reflects a decrease in the sale of low margin Big Planet products and services. However, the company posted modest sequential revenue growth from the sale of personal care and nutrition products in the United States as compared to the first quarter. Despite the revenue decline, the company registered increased distributor activity in the region. During the second quarter in the United States, the number of new distributors increased 20 percent over the same period last year and a higher number of distributors initiated the process of becoming an executive level distributor

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July 17, 2002

than in any other quarter during the past two years. This activity is attributed to several new initiatives, including the company’s plans to expand operations in China and enthusiasm for upcoming product launches.

Other Markets. Revenue from the company's other markets was $7.2 million during the second quarter, up 15 percent over the prior year, with growth realized in Europe.

Division Results

Nu Skin. Personal care revenue increased 11 percent to $119.2 million during the second quarter. In constant currency, revenue increased 12 percent. New products recently introduced in Japan and revenue from Malaysia, which opened in November 2001, contributed to revenue growth.

Pharmanex. Nutrition revenue increased 18 percent to $112.3 million during the second quarter. In constant currency, revenue increased 19 percent. Pharmanex revenue growth reflects increased sales of core products, new products launched in key Asian markets, and growth in the number of distributors focusing their attention on Pharmanex.

Big Planet. Revenue decreased 14 percent to $13.4 million during the second quarter. The year-over-year decline was due primarily to a reduced sales emphasis of lower margin Big Planet products and services.

Operational Performance

        The company’s gross margin remained unchanged at 80.2 percent for the second quarter. Operating margin for the quarter improved to 12.4 percent, a 320 basis point improvement from the second quarter of 2001, primarily a result of operational efficiencies, including increased use of automated ordering mechanisms, as well as reduced amortization expenses. The company posted a modest loss in other income due to hedging and exchange rate losses associated primarily with the strengthening of the Japanese yen against the U.S. dollar in the last few weeks of the second quarter.

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July 17, 2002

The company’s tax rate remained unchanged at 37%. Of particular note is a $21 million increase in the company’s cash position since the end of the first quarter. This increase was due to the profitability of operations, which more than offset the company’s payment of $4.9 million in dividends and the repurchase of approximately 900,000 shares of common stock during the second quarter. The company’s long-term debt balance, which is yen-denominated, increased slightly during the second quarter due to appreciation of the Japanese yen.

Outlook

        “Our 11 percent constant currency revenue gain in the first half of the year puts us on target to achieve the low double-digit revenue growth goal we established for the year,” Lund said. “With distributor excitement for our expansion in China in early 2003 and with the strong new product initiatives in the second half of 2002, we expect to report revenue growth in the low teens compared to the second half of 2001. If the Japanese yen remains at current levels or further strengthens against the U.S. dollar, our reported results will be positively impacted."

        “Our previously stated operating margin goal for 2002 was 10 percent,” Lund continued. “We are on pace to exceed this goal for the year, but our operating margin will decrease in the third quarter from the second quarter due to expenses of approximately $5 million associated with our international distributor convention in September. If our efforts to increase efficiencies continue to prove successful and if the Japanese yen remains at or below 125 yen to the U.S. dollar, which is where we budgeted the year, we expect to report 25 to 35 percent earnings growth during the second half of the year as compared to the second half of 2001.”

         Management's overview of second quarter financial results will be available today, Wednesday, July 17, 2002, beginning at 11:00 a.m. (EDT). You can listen to this webcast on the company's Web site at http://www.nuskinenterprises.com/investors/index.shtml.

The Company

        Nu Skin Enterprises, Inc. is a global direct selling company operating in more than 30 countries throughout Asia, the Americas and Europe. The company markets premium quality

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July 17, 2002

personal care products under the Nu Skin brand, science-based nutritional supplements under the Pharmanex brand, and technology and telecommunications products and services under the Big Planet brand. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol "NUS."

         Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com.

Please note: This press release, in particular the information set forth under the heading “Outlook,” contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things, the company’s outlook for revenue and earnings in the second half of the year. The company wishes to caution and advise readers that these statements are based on assumptions that may not materialize, including the assumption that the Japanese yen will remain at or below 125 yen to the U.S. dollar for the remainder of 2002. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) adverse changes in currency exchange rates, particularly the Japanese yen; (b) risks that could result in adverse changes in the company’s operations in Japan, including any worsening of economic conditions, increased competition, or the company’s failure to execute effective initiatives in this market; (c) any failure of planned initiatives to generate interest among distributors and generate sponsoring and selling activities on a sustained basis; (d) adverse publicity related to the company’s business, products or industry; (e) risks that the political and regulatory environment in China could adversely affect the company’s ability to expand operations in that market; (f) continued competitive pressures in the company’s markets; and (g) regulatory risks associated with the company’s business and product offerings, including possible restrictions on or challenges to the company’s marketing practices or products and any associated negative publicity. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of risks and uncertainties set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Registration Statement on Form S-3 filed on June 18, 2002. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

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Nu Skin Enterprises
July 17, 2002

Nu Skin Enterprises, Inc.
Consolidated Statements of Income
For the Second Quarters Ended June 30, 2002 and 2001
(in thousands, except per share amounts)

	2002	2001

Revenue
North Asia	$ 154,242	$ 137,210
Southeast Asia	48,951	36,522
North America	34,550	38,631
Other	7,181	6,254
Total revenue	244,924	218,617

Cost of sales	48,629	43,312
Gross margin	196,295	175,305

Operating expenses
Distributor incentives	96,567	86,542
Selling, general and administrative	69,303	68,569
Total operating expenses	165,870	155,111

Operating income	30,425	20,194

Other income (expense)	(1,800)	(1,805)
Income before provision for income taxes	28,625	18,389
Provision for income taxes	10,591	6,804

Net income	$ 18,034	$ 11,585
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Net income per share
Basic	$ ..22	$ ..14
Diluted	$ ..22	$ ..14

Weighted average common shares outstanding
Basic	81,785	83,403
Diluted	83,568	84,231

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Nu Skin Enterprises
July 17, 2002

Nu Skin Enterprises, Inc.
Consolidated Statements of Income
For the Six Months Ended June 30, 2002 and 2001
(in thousands, except per share amounts)

	2002	2001

Revenue
North Asia	$ 285,487	$ 267,169
Southeast Asia	92,108	67,307
North America	69,573	82,071
Other	13,835	12,329
Total revenue	461,003	428,876

Cost of sales	92,713	85,827
Gross margin	368,290	343,049

Operating expenses
Distributor incentives	179,400	168,376
Selling, general and administrative	137,992	141,467
Total operating expenses	317,392	309,843

Operating income	50,898	33,206

Other income (expense)	(1,809)	5,154
Income before provision for income taxes	49,089	38,360
Provision for income taxes	18,163	14,193

Net income	$ 30,926	$ 24,167
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Net income per share
Basic	$ ..38	$ ..29
Diluted	$ ..37	$ ..29

Weighted average common shares outstanding
Basic	82,085	83,773
Diluted	83,439	84,596

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Nu Skin Enterprises
July 17, 2002

Nu Skin Enterprises, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30, 2002	December 31, 2001
ASSETS
Current assets
Cash and cash equivalents	$ 95,058	$ 75,923
Accounts receivable	24,579	19,318
Related parties receivable	5,065	12,961
Inventories, net	90,287	84,255
Prepaid expenses and other	27,752	45,404
	242,741	237,861

Property and equipment, net	55,942	57,355
Goodwill and other intangible assets, net	181,106	173,573
Other assets	115,644	113,563
Total assets	$ 595,433	$ 582,352
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LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 19,982	$ 14,733
Accrued expenses	71,117	63,493
Related parties payable	6,524	7,122
	97,623	85,348

Long-term debt	81,178	73,718
Other liabilities	43,442	43,396
Total liabilities	222,243	202,462

Stockholders' equity
Class A common stock	34	33
Class B common stock	48	49
Additional paid-in capital	77,019	88,953
Accumulated other comprehensive loss	(65,347)	(49,485)
Retained earnings	361,436	340,340
	373,190	379,890
Total liabilities and stockholders' equity	$ 595,433	$ 582,352
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Nu Skin Enterprises, Inc.
Distributor Growth by Market

	As of June 30, 2002		As of June 30, 2001		%Increase/(Decrease)
	Active	Executive	Active	Executive	Active	Executive
North Asia	324,000	18,451	299,000	15,997	8.4%	15.3%
Southeast Asia	146,000	5,422	113,000	3,593	29.2%	50.9%
North America	73,000	2,350	75,000	2,434	(2.7%)	(3.5%)
Other	27,000	970	23,000	880	17.4%	10.2%

Total	570,000	27,193	510,000	22,904	11.8%	18.7%
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